Exhibit 99.1

DallasNews Corporation Announces Promotion of Cathy Collins to Chief Financial Officer

DALLAS –  DallasNews Corporation (Nasdaq:  DALN)  announced today that Cathy Collins had been promoted to Chief Financial Officer effective March 18, 2024, reporting to Katy Murray, President of DallasNews Corporation. Over the last six years, Cathy has served in multiple progressive finance leadership roles.  Prior to joining the Company, Cathy worked for 16 years with ALM Media as Controller for seven years and regional publisher for nine years.

Katy Murray shared the following:  “In this role, Cathy will assume direct responsibility from me for the finance, accounting, tax and internal audit teams.  Over the last six years, Cathy has strengthened not only her public accounting capabilities, but her financial planning and financial analysis competencies. I am confident that her transition into this role will be smooth, and I am very excited that she will be joining the Company’s management committee.”

When asked about her promotion,  Collins said, “I am deeply honored to step into the role of Chief Financial Officer at DallasNews Corporation. I am eager to contribute to its continued success and growth. I look forward to working closely with the management committee and our talented teams to drive financial excellence and support our Company's strategic priority of being a sustainably profitable media and marketing  Company.”

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with an excellent journalistic reputation, intense regional focus and close community ties. With offices in Dallas and Tulsa, Medium Giant is a full-service advertising agency dedicated to designing, creating and delivering stories that drive customers to act. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning DallasNews Corporation’s (the “Company”) business outlook or future economic performance, revenues, expenses, cash balance, investments, business initiatives, working capital, and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “assume,” “believe,” “can,” “could,”  “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint and distribution prices; program costs; the success of the Company’s digital strategy; labor relations; cybersecurity incidents; and technological obsolescence. Among other risks, there can be no guarantee that the board of directors will approve a quarterly dividend in future quarters or that our financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.